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At a special shareholders' meeting held on July 7, 1999,
shareholders of
each Fund voted for the following proposals:

     To approve an investment advisory contract relating to each Fund between Kobrick and each Fund.

                Kobrick       Kobrick        Kobrick
                Capital   Emerging Growth    Growth
                 Fund               Fund           Fund

Voted For      3,039,051    1,948,860        2,451,704
Voted Against                  -           -           -
Abstained Votes                     -           -           -
Broker Non-Votes            -         -           -
Total Votes         3,039,051    1,948,860        2,451,704


To ratify appointment of PricewaterhouseCoopers LLP as the Trust's independent accountants for the fiscal year ending
September 30, 1999.

Voted For      7,438,777
Voted Against                838
Abstained Votes                     -
Broker Non-Votes            -
Total Votes         7,439,615



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